Exhibit 99.1

FOR IMMEDIATE RELEASE

Rubicon Technology, Inc. Prices Offering of 2,634,000 Shares of Common Stock

FRANKLIN PARK, Ill., June 16, 2010 – Rubicon Technology, Inc. (Nasdaq: RBCN) (the “Company”) today announced that it has priced an underwritten public offering of 2,634,000 shares of its common stock at $30.00 per share. 1,800,000 shares of common stock will be sold by the Company and 834,000 shares of common stock will be sold by selling stockholders identified in the free writing prospectus. The Company has granted the underwriters a 30-day option to purchase up to an additional 395,100 shares of its common stock to cover over-allotments, if any.

The Company’s net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $50.2 million (approximately $61.5 million if the over-allotment option is exercised in full). The Company will not receive any proceeds from the sale of shares of common stock by the selling stockholders. The offering is scheduled to close on June 21, 2010, subject to customary closing conditions.

The Company expects to use the net proceeds from the offering to expand its crystal growth and post crystal growth manufacturing facilities and for working capital and other general corporate purposes.

UBS Securities LLC is acting as sole book-running manager for the offering and Canaccord Genuity Inc. is acting as a co-lead manager for the offering.

This offering is made solely by means of a prospectus and a related preliminary prospectus supplement and free writing prospectus, filed with the Securities and Exchange Commission (the “SEC”). A final prospectus supplement relating to the offering will be filed with the SEC. Copies of the prospectus and related preliminary prospectus supplement and free writing prospectus (and final prospectus supplement when filed) may be obtained for free by visiting EDGAR on the SEC web site at www.sec.gov or by contacting UBS Securities LLC, Attn: Prospectus Department, 299 Park Avenue, New York, New York 10171, or by calling 1-888-827-7275.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the common stock or any other securities of the Company. No offer, solicitation or sale shall be made in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is an advanced electronic materials provider that develops, manufactures and sells monocrystalline sapphire and other innovative crystalline products for light-emitting diodes (LEDs), radio frequency integrated circuits (RFICs), blue laser diodes, optoelectronics and other optical applications. The Company applies its proprietary crystal growth technology to produce high-quality sapphire products efficiently to supply a large and growing end-market demand, and works closely with its customers to meet their quality and delivery needs. Rubicon is a vertically integrated manufacturer of high-quality sapphire substrates and optical windows that are used in a variety of high-growth, high-volume end-market applications. The Company is actively developing larger diameter products to support the continued advancement of the LED and RFIC markets.